UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2014

HOLOGIC, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction

of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Robert H. Lavallee. On May 9, 2014, Hologic, Inc. (“Hologic” or the “Company”) and Robert H. Lavallee, the Company’s Senior Vice President, Chief Accounting Officer and Treasurer, mutually agreed that Mr. Lavallee will be leaving the Company.

(c) Robert W. McMahon. On May 13, 2014, the Company announced the appointment of Robert W. McMahon, age 45, as Chief Financial Officer of the Company, effective May 26, 2014.

A summary of the material terms and conditions of Mr. McMahon’s employment offer letter (the “Offer Letter”) is set forth below. The below description of the Offer Letter does not purport to be complete and it is qualified in its entirety by reference to the Offer Letter, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

There are no arrangements or understandings between Mr. McMahon and any other person pursuant to which Mr. McMahon was appointed as an officer of the Company. There are no family relationships between Mr. McMahon and any director or executive officer of the Company. There are no transactions between Mr. McMahon and the Company that would be reportable under 404(a) of Regulation S-K.

Offer Letter. The Offer Letter provides that Mr. McMahon will become Chief Financial Officer of the Company on May 26, 2014.

General. The Offer Letter has no specified term, and Mr. McMahon’s employment with the Company will be on an at-will basis. Mr. McMahon will be entitled to participate in the Company’s benefit programs, including the Company’s deferred compensation plan, as they may be in effect from time to time. In connection with the Offer Letter, Mr. McMahon also entered into the Company’s standard form of non-competition and proprietary information agreement.

Base Salary and Target Bonus. Mr. McMahon will receive an initial base salary at the annual rate of $450,000 and a target bonus opportunity in fiscal 2014 under the Company’s Short-Term Incentive Plan (the “STIP”) of 75% of his annual base salary, which will be pro-rated for the period of his tenure in fiscal year 2014.

Accelerated Sign-On Bonus. In consideration of Mr. McMahon’s willingness to accelerate his employment start date with the Company to May 26, 2014 and thereby forfeit certain awards with his former employer, Mr. McMahon will receive a one-time sign-on bonus of $393,750, payable within 14 days of his first day of employment. This bonus shall vest pro-rata over his first year of employment, and the unvested portion shall be subject to repayment by Mr. McMahon if he voluntarily leaves the Company without good reason or is terminated by the Company for cause within one year of his start date as set forth in the Offer Letter.

Equity Grants. Mr. McMahon will receive the following grants under the Company’s Amended and Restated 2008 Equity Incentive Plan as of the commencement of his employment:

•	a grant of nonqualified stock options (“Options”) with a five-year vesting schedule and a seven-year term valued at approximately $700,000;

•	a grant of restricted stock units (“RSUs”) with a four-year vesting schedule valued at approximately $700,000;

The number of Options and RSUs subject to each award described above, and the exercise price of the Options will be determined based on the closing price of the Company’s common stock on Mr. McMahon’s first day of employment. The Options and RSUs shall be evidenced by the Company’s standard form of grant agreements.

Relocation Assistance. Mr. McMahon will receive relocation assistance including reimbursement for his relocation expenses associated with his move to the Marlborough, Massachusetts area in an amount up to $200,000. The maximum amount of reimbursement may be increased in Hologic’s sole discretion pending a review of final relocation costs. Relocation benefits will be grossed up for taxes. In advance of his relocation to Massachusetts, Mr. McMahon will also be provided with temporary housing at the Company’s expense.

Severance and Change of Control Agreement. The Company and Mr. McMahon also entered into a severance and change of control agreement (the “Severance and Change of Control Agreement”) that will be effective upon Mr. McMahon joining the Company on May 26, 2014.

A summary of the material terms and conditions of the Severance and Change of Control Agreement is set forth below. The below description of the Severance and Change of Control Agreement does not purport to be complete and it is qualified in its entirety by reference to the Severance and Change of Control Agreement, a copy of which is attached to this report as Exhibit 10.2 and is incorporated herein in its entirety by reference.

Change of Control Benefits. The Severance and Change of Control Agreement provides that if a change of control occurs during its term, and in anticipation of or within the three-year period following the consummation of such change of control (the “Employment Period”), the Company terminates the employment of Mr. McMahon for reasons other than death, disability (as defined) or cause (as defined), or Mr. McMahon resigns for good reason (as defined) (a “double-trigger” arrangement), then (i) Mr. McMahon shall have the right to receive a lump sum cash payment equal to his accrued and unpaid compensation through the date of termination of his employment plus a pro-rata highest annual bonus (as defined below) based on the number of days elapsed during the fiscal year through the date of termination, (ii) Mr. McMahon shall be entitled to receive, within 30 days of the date of termination of his employment, a lump sum cash payment equal to the product of 2.99 times the sum of his annual base salary for the fiscal year preceding the date of termination and highest annual bonus, and (iii) all of Mr. McMahon’s stock options, restricted stock units, performance stock units and other equity awards will become immediately and fully vested, and any options (or other similar awards) shall remain exercisable for the longer of (A) the period of time provided for in the applicable equity award agreement or plan, or (B) the shorter of the remaining term of the applicable equity award or a period of one year following Mr. McMahon’s termination. The term “highest annual bonus” is defined as the greater of (i) the average of annual bonuses paid to Mr. McMahon over the three fiscal years preceding the fiscal year in which the change of control occurs, (ii) the annual bonus paid to Mr. McMahon in the fiscal year preceding the fiscal year in which the change of control occurs, or (iii) the target bonus award opportunity associated with the Company achieving its 100 percent target payout level as determined in accordance with the Company’s bonus plan for the fiscal year preceding the fiscal year in which the change of control occurs. The Company will also continue to provide health and dental benefits to Mr. McMahon for a period of one year following Mr. McMahon’s termination. The Severance and Change of Control Agreement does not provide for any change of control benefits, including the acceleration of equity awards, if Mr. McMahon remains employed by the Company, is terminated by the Company for cause or voluntarily terminates his employment (other than a resignation for good reason).

If Mr. McMahon dies or Mr. McMahon’s employment is terminated by reason of disability during the Employment Period, then he, or his heirs or estate, is entitled to receive (i) a lump sum cash payment equal to his accrued and unpaid compensation through the date of termination plus a pro-rata highest annual bonus based on the number of days elapsed during the fiscal year through the date of termination, (ii) continuation of certain welfare benefits for the remaining term of the Employment Period and (iii) a lump sum cash payment equal to the sum of his annual base salary and the highest annual bonus.

Severance Benefits. If (prior to a change of control other than in anticipation of a change of control as described above), the Company terminates the employment of Mr. McMahon without cause or Mr. McMahon resigns for good reason then Mr. McMahon shall be entitled to receive certain benefits, including (i) a lump sum cash payment equal to his accrued compensation through the date of termination of his employment plus a pro-rata highest annual bonus based on the number of days elapsed during the fiscal year through the date of termination, (ii) a one-year continuation of his base salary divided by the number of payroll periods during such one-year severance period, and (iii) a one-year continuation of his medical and dental benefits.

If Mr. McMahon is entitled to a payment or benefit under the Severance and Change of Control Agreement that is subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), there will be no excise tax gross-up and the payments and benefits shall be limited to the following, whichever yields the highest net after-tax amount: (i) the amount of any payments, benefits or other compensation (collectively the “Company Payments”) provided by the Severance and Change of Control Agreement, or (ii) one dollar less than the amount of the Company Payments that would subject Mr. McMahon to the excise tax imposed by Sections 280G and 4999 of the Code.

The initial term of the Severance and Change of Control Agreement extends until December 31, 2016; provided that, commencing on December 31, 2014 and each December 31st thereafter, the term of the agreement will automatically be extended for an additional three years unless, not later than thirty (30) days prior to each December 31, the Company provides notice that it does not wish to extend the Severance and Change of Control Agreement. If the Company provides such notice, then the agreement will continue in effect for a period of two years from the applicable December 31.

Biographical and Other Information. Prior to joining Hologic, Mr. McMahon worked at Johnson & Johnson from 1993 to 2014, in executive finance roles of increasing responsibility. Most recently, he served as the Worldwide Vice President, Finance and Business Development, Ortho Clinical Diagnostics for Johnson & Johnson. In this position, he was responsible for the financial leadership and oversight of a $1.9 billion business and approximately 100 finance professionals around the world. From 2006 to 2011, he served as the Vice President, Finance, Consumer Group and from 2004 to 2006 he served as Vice President, Finance, Networking & Computing Services. He is a Certified Management Accountant and holds a Masters of Business Administration from the University of Central Florida and a Bachelor of Science in Business Administration from the University of Florida.

Where to Find Certain Information. The STIP, the Company’s deferred compensation program and the Company’s standard forms of stock option agreement and RSU agreement are described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 15, 2014 for the Company’s 2014 annual meeting of stockholders, and the Company’s 2014 STIP, the Company’s deferred compensation program and the Company’s standard forms of stock option agreement and RSU agreement are further described in the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2013.

Item 7.01	Regulation FD Disclosure.

On May 13, 2014, the Company issued a press release announcing the appointment of Mr. McMahon and the hiring of Peter J. Valenti as the Company’s Division President – Breast Health. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Limitation on Incorporation by Reference. The information furnished in this Item 7.01, including the press release attached hereto as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in the press release attached as Exhibit 99.1 hereto, the press release contains forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary notes in the press release regarding these forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Offer Letter.

10.2	Severance and Change of Control Agreement.

99.1	Press Release issued by Hologic on May 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2014	HOLOGIC, INC.

	By:	/s/ Mark J. Casey
Mark J. Casey
Senior Vice President, Chief Administrative Officer and General Counsel